Exhibit 10.2

IBM EXCESS 401(k) PLUS PLAN

(As Amended and Restated effective as of January 1, 2010)

AMENDMENT No. 10

Instrument of Amendment

Recitals:

International Business Machines Corporation (“IBM”) has established and maintains the IBM Excess 401(k) Plus Plan (the “Plan”), an unfunded deferred compensation plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

In accordance with Section 10.01 of the Plan, IBM has reserved the right to amend the Plan at any time and from time to time.

IBM amended and restated the Plan effective as of January 1, 2010 and has subsequently amended the Plan.

IBM has determined to amend the Plan, as heretofore restated, in the manner set forth in this Instrument of Amendment, to be effective January 1, 2020.

Amendment:

In Article II (“Definitions”), the definition of “Company Contribution-Eligible Individual” is amended by:

a.          adding the following new subsection (f) immediately following existing subsection (e) thereof:

(f)        Effective for transfers occurring on or after January 1, 2020, the individual terminates employment with the Company during the Plan Year due to transfer of employment from the Company directly to an Affiliate (as defined in the 401(k) Plan) that is not a participating employer in the Plan.

b.         modifying the final paragraph thereof to read as follows:

An individual shall not be a Company Contribution-Eligible individual for a Plan Year if the individual terminates employment with the Company prior to December 15 of the Plan Year for any reason not described in the foregoing provisions of this Section, or if the individual is receiving LTD Benefits on December 15 of the Plan Year and did not satisfy the age and/or service requirements for Retirement on the date such benefits commence. Notwithstanding any other provision of this Section, if an individual terminates employment with the Company before December 15 of a Plan Year for a reason not described in the foregoing provisions of this Section and is rehired by the

Company later in the Plan Year, the individual shall be a Company Contribution-Eligible Individual for the Plan Year only for Company Contributions to which the individual is entitled for periods of service following the date of rehire, and only to the extent the individual otherwise qualifies for Company Contributions pursuant to this Section. For the avoidance of doubt, the individual would not be entitled to Company Contributions for the remainder of the Plan Year following the date of rehire if the individual’s termination was a 409A Separation from Service.